EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Galectin Therapeutics, Inc. on Form S-3 of our reports dated March 14, 2016, with respect to the consolidated financial statements and the effectiveness of internal controls over financial reporting of Galectin Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
August 15, 2016